Exhibit 99.2

Calavo Growers Announces Retirement of James Gibson and Appointment of Steven Hollister as Interim CEO

SANTA PAULA, Calif., Sept. 8, 2021—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the avocado and value-added fresh food industries, today announced that James Gibson will retire as Chief Executive Officer, effective September 9, 2021. Steven Hollister, a member of Calavo’s Board of Directors since 2008, will assume the role of Interim CEO. The Board has engaged an executive search firm to identify Mr. Gibson’s successor. In addition to his role of Interim CEO, Mr. Hollister will also serve as interim Chief Financial Officer until a new CFO is appointed, and Farha Aslam will return to her role as an independent director. Mr. Gibson will continue as an employee of Calavo through September 30, 2021 to assist in transitioning his job responsibilities.

“I am proud to have had the honor and opportunity to lead Calavo and would like thank all of our employees for their commitment and service to the company. We have accomplished a great deal together, and I wish them the best success in the future,” said Mr. Gibson.

“Jim’s contribution to building Calavo into what it is today has been enormous. He has served as CEO since February of 2020, and before that was president of Renaissance Food Group, a company he co-founded and that Calavo acquired more than ten years ago. On behalf of our leadership team and Board of Directors, we want to thank Jim for his vision and leadership and wish him well in his retirement,” said J. Link Leavens, Chairman of the Board of Directors.

Mr. Leavens continued, “Steve is a very accomplished executive with significant expertise in both finance and agriculture, and a deep understanding of our business, brand, operations and people. His leadership and experience make him the perfect person to lead Calavo through this transition.”

Mr. Hollister has been a Managing Member of Rocking Spade, LLC, an investor and developer with interests in ranching and commercial properties, since 2001. Previously, Mr. Hollister was Vice President of Sunrise Mortgage and Investment Company, General Manager of Niven Family Wine Estates, Chief Operating Officer of Fess Parker Winery and Vineyard and Santa Barbara County Wine Center, and Senior Vice President of Central Coast Farm Credit.

About Calavo Growers, Inc.

Calavo Growers, Inc. is a global avocado-industry leader and provider of value-added fresh food serving retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. The Company’s Fresh segment procures and markets fresh avocados and select other fresh produce, including tomatoes and papayas. The Renaissance Food Group (RFG) segment creates, markets and distributes a portfolio of healthy, fresh foods, including fresh-cut fruit, fresh-cut vegetables and prepared foods. The Foods segment manufactures and distributes guacamole and salsa. Founded in 1924, Calavo’s fresh food products are sold under the respected Calavo brand name as well as Garden Highway, Chef Essentials and several private label and store brands.

Contact: Financial Profiles, Inc.

Lisa Mueller, Senior Vice President

(310) 622-8231

calavo@finprofiles.com